Exhibit 4.6

NOTICE OF SPECIAL

MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 29, 2025

AND

MANAGEMENT INFORMATION CIRCULAR

ALMONTY INDUSTRIES INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 29, 2025

NOTICE IS HEREBY GIVEN that a special meeting of the holders of common shares (the “Common Shares”, and holders thereof, the “Shareholders”) of Almonty Industries Inc. (the “Company”) will be held in the North Boardroom at the offices of Suite 300 – 1055 W. Hastings Street, Vancouver, British Columbia on Monday, September 29, 2025, at 10:00 a.m. (Vancouver time) (together with any adjournment or postponement thereof, the “Meeting”).

The following business of the Company will be transacted at the Meeting:

1.	to consider, and if thought fit, to approve, by way of disinterested Shareholder approval, the amendment of the exercise price of 6,558,336 outstanding options exercisable for CHESS Depositary Interests representing Common Shares, as more particularly described in the accompanying management information circular (the “Circular”);

2.	to consider, and if thought fit, to approve, by way of disinterested Shareholder approval, the amendment of the exercise price of 1,481,480 outstanding warrants exercisable for Common Shares, as more particularly described in the accompanying Circular; and

3.	to transact such other business as may properly come before the Meeting.

This notice is accompanied by the Circular and a form of proxy or voting instruction form.

The record date for determining the Shareholders entitled to receive notice of and vote at the Meeting is the close of business on August 28, 2025 (the “Record Date”). Only Shareholders whose names have been entered in the register of Shareholders as of the close of business on the Record Date are entitled to receive notice of and to vote at the Meeting. All non-registered Shareholders who plan to attend the Meeting must follow the instructions set out in the voting instruction form and in the Circular to ensure that such Shareholders’ Common Shares will be voted at the Meeting. If you hold your Common Shares in a brokerage account, you are not a registered Shareholder.

Registered Shareholders are entitled to vote at the Meeting either in person or by proxy. Regardless of whether a registered Shareholder plans to attend the Meeting in person, please complete, date and sign the enclosed form of proxy and deliver it in accordance with the instructions set out in the form of proxy and in the Circular. To be effective, a proxy must be received by the Company’s transfer agent, Computershare Investor Services Inc., by no later than 10:00 a.m. (Vancouver time) on September 25, 2025, or in the case of any postponement or adjournment of the Meeting, not less than 48 hours, excluding Saturdays, Sundays and holidays, prior to the time of the postponed or adjourned Meeting. Late proxies may be accepted or rejected by the Chairperson of the Meeting in his or her discretion. The Chairperson is under no obligation to accept or reject any particular late proxy.

As set out in the notes to the form of proxy, the enclosed proxy is solicited by management, but you may amend it, if you so desire, by striking out the names listed therein and inserting in the space provided, the name of the person you wish to represent you at the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Toronto, Ontario August 28, 2025	(signed) “Lewis Black” Lewis Black
Chairman of the Board of Directors, President and Chief Executive Officer

TABLE OF CONTENTS

General Proxy Information		2
A.	Solicitation of Proxies	2
B.	How to Vote Your Shares	2
C.	Appointment of Proxyholder	4
D.	Revocation of Proxies	4
E.	Special Voting Instructions for CDI Holders	5
F.	Notice to Shareholders in the United States	5
Voting Shares and Principal Holders of Voting Shares		6
A.	Description of Share Capital	6
B.	Quorum	6
C.	Record Date	6
D.	Ownership of Shares	6
Interest of Certain Persons or Companies in Matters to be Acted Upon		7
Business to be Conducted at the Meeting		7
A.	Amendment of CDI Options	7
B.	Amendment of Common Share Purchase Warrants	11
C.	Other Business	15
General Matters		15
D.	Interest of Informed Persons in Material Transactions	15
E.	External Management Companies	15
F.	Receipt of Shareholder Proposals for the Next Annual Meeting	15
G.	Auditors and Transfer Agent	16
H.	Additional Information	16
I.	Approval	17

1

Almonty Industries Inc. Management Information Circular

FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 29, 2025

This Management Information Circular (the “Circular”) is furnished in connection with the solicitation of proxies by the management of Almonty Industries Inc. (the “Company”), a corporation governed by the Canada Business Corporations Act (the “CBCA”), for use at the special meeting of the holders of common shares of the Company (the “Common Shares”, and holders thereof, the “Shareholders”) to be held in the North Boardroom at the offices of Suite 300 – 1055 W. Hastings Street, Vancouver, British Columbia on Monday, September 29, 2025, at 10:00 a.m. (Vancouver time) (together with any adjournment or postponement thereof, the “Meeting”) for the purposes set out in the accompanying Notice of Special Meeting of Shareholders (the “Notice of Meeting”).

Unless otherwise indicated, information contained in this Circular is given as at August 28, 2025, and all dollar amounts are stated in Canadian dollars. All dollar amounts referenced as “C$” or “CAD” are references to Canadian dollars, all references to “US$” or “USD” are references to United States dollars, and all references to “A$” or “AUD” are references to Australian dollars.

General Proxy Information

A.	Solicitation of Proxies

The accompanying proxy is being solicited by or on behalf of the management of the Company and the cost of such solicitation will be borne by the Company. It is expected that the solicitation of proxies will be primarily by mail, though proxies may also be solicited, without special compensation, in person or by telephone, fax, email, or other means of communication by directors, officers or regular employees of the Company. The Company may pay investment dealers or other persons holding Common Shares in their own names or in the names of nominees (collectively, “intermediaries”) for their reasonable expenses incurred in sending this Circular, the accompanying Notice of Meeting, and a form of proxy or voting instruction form (“VIF”), to non-registered owners of Common Shares.

This Circular, together with the accompanying Notice of Meeting and form of proxy or VIF, as applicable (collectively, the “Meeting Materials”), is being sent to both Registered Shareholders (as hereinafter defined) and Beneficial Shareholders (as hereinafter defined). If you are a Beneficial Shareholder and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of Common Shares have been obtained in accordance with applicable securities regulatory requirements from the intermediary who holds your Common Shares on your behalf.

B.	How to Vote Your Shares

Registered Shareholders

A registered Shareholder (“Registered Shareholder”) is a Shareholder whose Common Share certificate or direct registration statement bears the name of that Shareholder. Registered Shareholders are entitled to vote their Common Shares in person at the Meeting or by proxy, and such Shareholders may be able to vote their proxies over the internet, by telephone or by mail in accordance with the instructions set out in the accompanying form of proxy.

If you are a Registered Shareholder and wish to vote in person at the Meeting, you should not complete or return the accompanying form of proxy, as your vote will be taken and counted at the Meeting. Shareholders wishing to vote in person must register their attendance with the scrutineer upon arrival at the Meeting.

If you are a Registered Shareholder and do not wish to attend the Meeting or to vote in person, you may vote by proxy by properly completing, signing and depositing the accompanying form of proxy with the Company’s transfer agent, Computershare Investor Services Inc. (the “Transfer Agent”). Registered Shareholders who elect to submit a proxy may do so online at www.investorvote.com, by telephone at 1-866-732-VOTE (8683) (for Shareholders within North America) or 1-312-588-4290 (for Shareholders outside North America), or by mail to 320 Bay Street, 14th Floor, Toronto, ON M5H 4A6, in all cases in accordance with the instructions provided by the Transfer Agent in the accompanying form of proxy and ensuring that the proxy is received not later than 48 hours prior to the commencement of the Meeting (or any adjournment of postponement thereof), excluding Saturdays, Sundays and holidays.

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Beneficial Shareholders

If your Common Shares are registered in the name of an intermediary, rather than in your own name, you are a beneficial Shareholder (a “Beneficial Shareholder”). Beneficial Shareholders should note that the only proxies that can be recognized and acted upon at the Meeting are those deposited by Registered Shareholders (those whose names appear on the records of the Company as the registered holders of Common Shares) or as set out in the following disclosure.

If Common Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those Common Shares will not be registered in the Shareholder’s name on the records of the Company. Such Common Shares will more likely be registered under the names of the Shareholder’s broker or an agent of that broker. In Canada, the vast majority of such Common Shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms), and in the United States under the name of Cede & Co. as nominee for The Depository Trust Company (which acts as depositary for many United States brokerage firms and custodian banks).

There are two kinds of Beneficial Shareholders: those who object to their name being made known to the issuers of securities which they own (referred to as “OBOs” for objecting beneficial owners) and those who do not object to the issuers of the securities they own knowing who they are (referred to as “NOBOs” for non-objecting beneficial owners). In accordance with the requirements of National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators (“NI 54-101”), the Company is entitled, in its discretion, to deliver Meeting Materials to Beneficial Shareholders in either of two manners: (a) directly to NOBOs and indirectly through intermediaries to OBOs; or (b) indirectly to all Beneficial Shareholders through intermediaries. The Company has elected to deliver the Meeting Materials indirectly to all Beneficial Shareholders. Management of the Company does not intend to pay for intermediaries to deliver Meeting Materials to OBOs under NI 54-101. OBOs will not receive the Meeting Materials unless the intermediary holding Common Shares on behalf of the OBO assumes the cost of delivery.

Intermediaries are required to seek voting instructions from Beneficial Shareholders in advance of Shareholders’ meetings. Every intermediary has its own mailing procedures and provides its own return instructions to clients. The form of proxy or VIF that will be supplied by your intermediary will be similar to the proxy provided to Registered Shareholders by the Company. However, its purpose is limited to instructing the intermediary how to vote your Common Shares on your behalf. Beneficial Shareholders who receive proxy-related materials in respect of the Meeting from their intermediaries should carefully follow the instructions of their broker or intermediary in order to ensure that the Common Shares are voted at the Meeting.

Most brokers delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”). Broadridge will mail a VIF in lieu of a proxy provided by the Company. The VIF will name the same persons as the Company’s proxy to represent your Common Shares at the Meeting. You have the right to appoint a person (who need not be a Shareholder) other than any of the persons designated in the VIF to represent your Common Shares at the Meeting and that person may be you. To exercise this right, you should insert the name of your desired representative (which may be yourself) in the blank space provided in the VIF. The completed VIF must then be returned to Broadridge in accordance with Broadridge’s instructions. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting and the appointment of any Shareholder’s representative. If you receive a VIF from Broadridge, the VIF must be returned to Broadridge, in accordance with its instructions, well in advance of the Meeting in order to have your Common Shares voted at the Meeting, or to have an alternative representative duly appointed to attend and to vote your Common Shares at the Meeting.

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Voting by Proxyholder

If voting instructions are given on your form of proxy or request for voting instructions, then your proxyholder must vote, or withhold from voting, your Common Shares in accordance with your instructions. If no voting instructions are given, then your proxyholder may vote your Common Shares or withhold from voting as he, she or it sees fit. If you appoint the proxyholders named on the accompanying form of proxy, and do not provide instructions as to how they should vote your Common Shares, your Common Shares will be voted “FOR” the approval of each of the matters set out in the form of proxy.

As of the date of this Circular, none of the directors or officers of the Company are aware of any amendments or variations to the matters set out in the Notice of Meeting, nor of any other matter to be presented at the Meeting. However, if any amendment, variation or other business is properly brought before the Meeting, the accompanying form of proxy confers discretion on the persons named thereon to vote on any amendment or variation of the matters set out in the Notice of Meeting or any such other business in accordance with their best judgment.

C.	Appointment of Proxyholder

The persons named in the form of proxy accompanying this Circular (the “Named Proxyholders”) have been selected by the board of directors of the Company (the “Board”) and have indicated their willingness to represent as proxyholders the Shareholders who appoint them. A Shareholder has the right to appoint as his, her or its proxyholder a person or company (who need not be a Shareholder) other than the persons designated in the accompanying form of proxy to attend and act on that Shareholder’s behalf at the Meeting. As a Shareholder, you may exercise this right by inserting the name of such person or company in the blank space provided in the form of proxy and striking out the other names or by properly completing and signing another proper form of proxy and, in either case, depositing such form of proxy with the Transfer Agent at the location and within the time limits set out above.

If you appoint some other person to represent you, it is your responsibility as a Shareholder to inform that other person or company that he, she or it has been so appointed and to ensure that your proxy has been signed by you or your attorney authorized in writing (or, if the Shareholder is a corporation, under its corporate seal and signed by a director, officer or attorney thereof, duly authorized).

D.	Revocation of Proxies

If you are a Registered Shareholder and you have submitted a proxy and later wish to revoke it, you can do so by:

(a)	completing and signing a form of proxy bearing a later date and depositing it with the Transfer Agent at the location and within the time limits set out above;

(b)	depositing an instrument in writing signed by you or your attorney authorized in writing (or, for Shareholders that are corporations, under such Shareholder’s corporate seal and signed by a director, officer or attorney thereof, duly authorized), with either: (i) the Transfer Agent, at the address noted above, or at the registered office of the Company at any time up to and including the last business day preceding the day of the Meeting at which the proxy is to be used; or (ii) the Chairperson of the Meeting prior to the commencement of the Meeting on the day of the Meeting, or any adjournment or postponement thereof; or

(c)	following any other manner permitted by law.

Any Registered Shareholder attending the Meeting has the right to vote in person and, if you, as a Registered Shareholder, elect to do so, your proxy will be nullified with respect to any matters upon which you vote, and in respect of any subsequent matters to be voted upon at the Meeting.

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Beneficial Shareholders should note that only Registered Shareholders have the right to revoke a proxy. Beneficial Shareholders who wish to change their vote must make appropriate arrangements with their respective intermediaries. Beneficial Shareholders should also be aware that intermediaries may set deadlines earlier than those set out in this Circular or otherwise for the receipt of requests for voting instructions or proxies from Beneficial Shareholders and are not required to act on any revocation that is not received by the intermediary prior to the deadlines set by that intermediary. As such, Beneficial Shareholders who wish to revoke their VIF or proxy and to vote should contact their intermediary as soon as possible, and in any event well in advance of the Meeting.

E.	Special Voting Instructions for CDI Holders

The Company’s CHESS Depositary Interests (“CDIs”) represent an uncertificated unit of beneficial ownership in the Common Shares. Holders of CDIs are not the legal owners of the underlying Common Shares, which are held for and on behalf of CDI holders by CHESS Depositary Nominees Pty Ltd. (the “CDI Depositary”), a wholly owned subsidiary of ASX Limited. Holders of CDIs may attend the Meeting; however, they are unable to vote in person at the Meeting. As CDIs are technically rights to Common Shares held by the CDI Depositary on behalf of CDI holders, CDI holders need to provide confirmation of their voting instructions to the CDI Depositary before the Meeting. The CDI Depositary will then exercise the votes on behalf of the CDI holders.

CDI holders will receive a CDI voting instruction form (“CDI VIF”) together with this Circular from Computershare Investor Services Pty Limited (“Computershare Australia”), the Company’s CDI registry in Australia. In order to have votes cast at the Meeting on their behalf, CDI holders must complete, sign and return the CDI VIF in accordance with the instructions contained therein.

The CDI Depositary is required to follow the voting instructions properly received from registered holders of CDIs. If a CDI holder holds its interest in CDIs through a broker, dealer or other intermediary, it will need to follow the instructions of its intermediary.

Completed CDI VIFs must be returned no later than 9:00 a.m. (Australian Western Standard time) on September 24, 2025 or four full business days before any adjourned or postponed Meeting, in accordance with the instructions contained in the CDI VIF. The CDI submission deadline is two business days prior to the deadline for submitting proxies so that the CDI Depositary has sufficient time to vote the Common Shares underlying the applicable CDIs. CDI holders that wish to change their vote must contact Computershare Australia to arrange to change their vote, no later than the deadline for submission of a CDI VIF. If you hold your interest in CDIs through a broker, dealer or other intermediary, you must in sufficient time in advance of the Meeting arrange for your broker, dealer or other intermediary to change its vote through Computershare Australia.

F.	Notice to Shareholders in the United States

This solicitation of proxies involves securities of an issuer located in Canada and is being effected in accordance with the corporate laws of Canada and the securities laws of the provinces of Canada. Although the Common Shares are registered with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Exchange Act of 1934, as amended, and are listed and posted for trading on the Nasdaq Capital Market, the Company is a “foreign private issuer” as defined in SEC Rule 3b-4, and is therefore exempt from the SEC’s proxy access, formatting and filing requirements. Accordingly, the solicitation of proxies contemplated herein is made in accordance with Canadian corporate and securities laws, and this Circular has been prepared in accordance with the disclosure requirements of the securities laws of the provinces of Canada. Shareholders should be aware that disclosure requirements under the securities laws of the provinces of Canada differ from the disclosure requirements under United States securities laws.

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The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is governed by the CBCA, certain of its directors and officers are residents of Canada and countries other than the United States, and all of the assets of the Company and a substantial portion of the assets of such persons are located outside the United States. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States federal securities laws. It may be difficult to compel a foreign company and its officers and directors to subject themselves to a judgment by a United States court.

Voting Shares and Principal Holders of Voting Shares

A.	Description of Share Capital

The Company is authorized to issue an unlimited number of Common Shares. As of the close of business on August 28, 2025, there were 217,252,675 Common Shares issued and outstanding. Each Common Share carries the right to one vote. The Common Shares are the only class of securities entitled to vote at the Meeting. No group of Shareholders has the right to elect a specified number of directors, nor are there cumulative or similar voting rights attached to the Common Shares. As of the date hereof, the Common Shares are listed for trading on the Nasdaq Capital Market under the symbol “ALM”, the Toronto Stock Exchange (the “TSX”) under the symbol “AII”, the Australian Securities Exchange (“ASX”) (in the form of CDIs) under the symbol “AII” and the Frankfurt Stock Exchange under the symbol ALI1.

B.	Quorum

The quorum necessary for the Meeting is holders of 25% of the Common Shares entitled to vote at the Meeting being present in person or represented by proxy, provided that a quorum shall not be less than two persons. A quorum need not be present throughout the Meeting provided that a quorum is present at the opening of the Meeting.

C.	Record Date

The Board has fixed August 28, 2025 as the record date (the “Record Date”) for determining those Shareholders entitled to receive notice of, and vote at, the Meeting. Only Shareholders of record at the close of business on the Record Date who either attend the Meeting personally or complete, sign and deliver a form of proxy in the manner and subject to the provisions described above will be entitled to vote or to have their Common Shares voted at the Meeting.

D.	Ownership of Shares

To the knowledge of the directors and officers of the Company, the only persons or companies that beneficially owned, directly or indirectly, or exercised control or direction over, securities carrying more than 10% of the voting rights attached to any class of voting securities of the Company as at the Record Date are:

Name of Shareholder	Type of Ownership	Number of Common Shares Controlled	Percentage of Issued Common Shares (1)
Global Tungsten & Powders Corp. (2)	Direct	30,156,474	13.88%

Notes:

(1)	Based on 217,252,675 Common Shares outstanding as at the Record Date.
(2)	Global Tungsten & Powders Corp. (“GTP”) develops, manufactures and markets refractory metal powders and specialty products such as semi-finished parts for the aerospace and defense industry. Information as to the number of Common Shares beneficially owned, controlled or directed by GTP, not being within the knowledge of the Company, has been obtained by the Company from publicly disclosed information.

6

Interest of Certain Persons or Companies in Matters to be Acted Upon

Except as otherwise disclosed herein under the heading “Amendment of Share Purchase Warrants”, no director or officer of the Company, nor any person who has held such a position since the beginning of the most recently completed fiscal year of the Company, nor any proposed nominee for election as a director of the Company, nor any associate or affiliate of the foregoing persons, has any substantial or material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon.

Business to be Conducted at the Meeting

A.	Amendment of CDI Options

Proposed Amendment of CDI Options

The Company is proposing, subject to the receipt of Shareholder approval, to amend the exercise price of 6,558,336 outstanding options exercisable for CDIs (the “CDI Options”). The CDI Options are held by various holders, each of whom is not a related party or insider of the Company (the “Optionholders”).

As at the date of this Circular, the number, exercise price and expiry date of the CDI Options are as set out below:

(1)	800,000 CDI Options with an exercise price of A$1.26 each and expiry date of March 28, 2026;

(2)	1,519,333 CDI Options with an exercise price of A$1.26 each and expiry date of May 17, 2026;

(3)	392,157 CDI Options with an exercise price of A$1.035 each and expiry date of October 30, 2026;

(4)	740,740 CDI Options with an exercise price of A$1.875 each and expiry date of December 31, 2027;

(5)	2,550,553 CDI Options with an exercise price of A$1.875 each and expiry date of January 15, 2028; and

(6)	555,553 CDI Options with an exercise price of A$1.875 each and expiry date of February 7, 2028.

Each class of CDI Options above were issued by the Company as free attaching options under separate private placements of CDIs conducted by the Company during the period from October 2023 to February 2025 (inclusive). As of the Record Date, the 6,558,336 CDIs underlying the CDI Options, if issued, would represent 2.93% of the issued and outstanding Common Shares of the Company (including those represented by CDIs).

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The Company proposes to amend the terms of the CDI Options (the “CDI Option Amendment”) by replacing the existing AUD denominated exercise price for each class of CDI Options with a CAD denominated exercise price determined in accordance with the below calculation:

The amount payable upon exercise of each CDI Option (in Canadian dollars) is equal to P (rounded up to the nearest cent) in the below calculation:

P = R x A

Where:

(a)	R is the exchange rate for conversion of Australian Dollars to Canadian Dollars published by the Bank of Canada on its website for January 2, 2025, being equal to 0.8947 (the “January 2nd AUD:CAD Exchange Rate”); and

(b)	“A” is the original Australian dollar exercise price per CDI Option (on a post-consolidation basis).

The January 2nd AUD:CAD Exchange Rate is slightly lower than the AUD:CAD exchange rate published by the Bank of Canada as of the date of this Circular, being 0.8984 (the “Current AUD:CAD Exchange Rate”). Accordingly, the January 2nd AUD:CAD Exchange Rate would result in a slightly lower exercise price for the CDI Options following the CDI Option Amendment than if the CDI Options were amended based on the Current AUD:CAD Exchange Rate. Exchange rates may change over time. In the event that any fluctuation of exchange rates between Australian and Canadian currency results in the AUD:CAD exchange rate being higher at the time the CDI Options are exercised than the Current AUD:CAD Exchange Rate, then the CDI Option Amendment would result in a further effective reduction of the exercise price of the CDI Options.

In connection with the proposed CDI Option Amendment, references to payment of the exercise price in respect of each class of CDI Options being made in Australian currency will be amended to require payment in Canadian currency. As the CDI Options are instruments that were already outstanding, the CDI Option Amendment does not have any effect on control of the Company or the number of CDIs that are issuable.

Subject to approval of the CDI Option Amendment by Shareholders and the Company obtaining the written agreement of the relevant Optionholders to the CDI Option Amendment, the amended exercise price for the CDI Options will be as set out below:

Number	Expiry Date	Current Exercise Price (AUD)	Amended Exercise Price (CAD)
800,000	March 28, 2026	A$1.26	C$1.13(1)
1,519,333	May 17, 2026	A$1.26	C$1.13 (1)
392,157	October 30, 2026	A$1.035	C$0.93(2)
740,740	December 31, 2027	A$1.875	C$1.68(3)
2,550,553	January 15, 2028	A$1.875	C$1.68(3)
555,553	February 7, 2028	A$1.875	C$1.68(3)

Notes:

(1)	Equivalent to A$1.26 based on the Current AUD:CAD Exchange Rate.
(2)	Equivalent to A$1.04 based on the Current AUD:CAD Exchange Rate.
(3)	Equivalent to A$1.87 based on the Current AUD:CAD Exchange Rate.

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Rationale for Proposed Amendment to CDI Options

The Company is proposing to amend the terms and conditions of the CDI Options for the reasons set out below:

(1)	The Company uses the “fixed for fixed” criteria per International Accounting Standard 32 - Financial Instruments: Presentation (“IAS 32”) with respect to the accounting recognition of financial derivatives such as warrants (generally referred to in Australia as “options”). IAS 32 only permits an equity classification for derivatives where the derivative obliges the issuer to exchange a fixed amount of its functional currency cash for a fixed number of its own equity instruments.

(2)	As the Company’s functional currency is the Canadian dollar, any warrants (including the CDI Options) issued by the Company that have an exercise price denominated in a currency other than the Canadian dollar (or that otherwise include any feature that introduces variability to the Company, such as foreign exchange risk), will fail the “fixed for fixed” criteria and, as a result, the warrants cannot be classified as equity and must instead be accounted for as a derivative financial liability under IAS 32. As a result, at each balance sheet date, warrants with an exercise price denominated in any currency other than Canadian dollars must be recorded at their fair value.

(3)	The Company uses the Black-Scholes Option Pricing Model to measure the fair value of warrant (including CDI Option) liabilities wherein the trading price of the Company’s Common Shares is the main driver for the calculation of the resulting amount. As set out in the Company’s Management Discussion and Analysis for the three and six months ended June 30, 2025, the trading price of the Common Shares increased from C$1.37 per Common Share (on a post consolidation basis) at December 31, 2024 to C$6.72 per Common Share (on a post-consolidation basis) at June 30, 2025. Accordingly, the Company was required to recognize a non-cash loss on valuation of warrant liabilities of C$63,894,000 for the six months ended June 30, 2025.

(4)	The classification of the CDI Options in the manner described above has a direct impact not only on the Company’s statement of financial position, but also on its statement of comprehensive income. Reflecting the fair value changes of the CDI Options in the Company’s profit or loss each reporting period means that a gain is recognized when the value of the Common Shares decreases, with a loss recognized where the value of the Common Shares increases. Accordingly, the greater an increase in Common Share price during a reporting period, the greater the loss that is recognized in the Company’s accounts and the greater the negative impact on the Company’s net profit and retained earnings.

(5)	The Company is concerned that accounting distortions caused by the classification of the CDI Options in the manner described above, and the reported non-cash loss resulting therefrom, may result in confusion regarding the Company’s profit or loss in each reporting period. The rationale for the proposed CDI Option Amendment is therefore to remove such accounting distortions created by the CDI Options each reporting period. Following the CDI Option Amendment, the CDI Options can be recognized as equity, ensuring that the Company’s financial statements are more reflective of the Company’s business operations going forward and remove non-cash distortions.

Resolution for the CDI Option Amendment

Shareholder approval is being sought to approve the CDI Option Amendment in accordance with ASX Listing Rule 6.23.4 and Section 608(a) of the TSX Company Manual.

Since the CDI Options are in-the-money, the CDI Option Amendment is subject to approval of the TSX and, as required by Section 608(a) of the TSX Company Manual, the Company’s Shareholders on a disinterested basis.

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ASX Listing Rule 6.23.4 provides that a change to the terms of options, which is not prohibited under ASX Listing Rule 6.23.3, can only be made if Shareholders approve the change. ASX Listing Rule 6.23.3 prohibits a change to the terms of options which has the effect of reducing the exercise price, increasing the period for exercise or increasing the number of securities on exercise. As the CDI Option Amendment fixes the exercise price of the CDI Options in Canadian currency based on the January 2nd AUD:CAD Exchange Rate, the Company considers that ASX Listing Rule 6.23.3 applies (or, subject to the movement of exchange rates between Canadian and Australian currency, may apply). Accordingly, the Company sought a waiver from ASX in respect of the application of 6.23.3 to the CDI Option Amendment.

On August 19, 2025, ASX granted the requested waiver from ASX Listing Rule 6.23.3, on the following conditions:

(a)	the Company obtains security holder approval for the CDI Option Amendment pursuant to ASX Listing Rule 6.23.4;

(b)	the notice of meeting (management information circular under Canadian law) relating to the meeting at which such security holder approval will be sought includes explanatory information to the satisfaction of ASX pursuant to ASX Listing Rule 6.23.4, including, at a minimum, a clear explanation of the rationale for the CDI Option Amendment, so that holders can make an informed assessment whether or not to approve the CDI Option Amendment; and

(c)	the terms of the waiver are clearly disclosed in the notice of meeting (management information circular under Canadian law).

Accordingly, at the Meeting, Shareholders (excluding Shareholders that hold CDI Options and their respective associates) will be asked to consider, and, if thought advisable, to pass, with or without variation, a resolution (the “CDI Option Amendment Resolution”) approving the CDI Option Amendment. The full text of the CDI Option Amendment Resolution is as follows:

“BE IT RESOLVED, as an ordinary resolution of the disinterested holders of common shares (“Common Shares”) of Almonty Industries Inc. (the “Company”), that:

(1)	for the purposes of ASX Listing Rule 6.23.4 and for all other purposes, shareholders approve the amendment of the exercise price of 6,558,336 outstanding options exercisable for CHESS Depositary Interests (CDIs) representing Common Shares, as more particularly described in the Company’s management information circular dated August 28, 2025; and

(2)	any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver all such documents and to do all such other acts and things as he or she may determine to be necessary or advisable to give effect to this resolution, the execution of any such document or the doing of any such other act or thing being conclusive evidence of such determination.”

To be effective, the CDI Option Amendment Resolution must be approved by a majority of the Shareholders of the Company (excluding Shareholders that hold CDI Options and their respective associates). If the CDI Option Amendment Resolution is passed, the Company will be able to proceed with the CDI Option Amendment. As a result, the CDI Options could then be recognized as equity in the Company’s financial statements. If the CDI Option Amendment Resolution is not passed, the Company will not be able to proceed with the CDI Option Amendment and will therefore be required to continue to recognize the CDI Options in its financial statements in the manner described above under the heading “Rationale for Proposed Amendment to CDI Options”.

The Company notes that, should the CDI Option Amendment Resolution be approved, but an Optionholder declines to agree to the CDI Option Amendment in respect of CDI Options held by that Optionholder, the terms of CDI Options held by that relevant Optionholder will not be amended. However, the terms of CDI Options held by an Optionholder who does agree to the CDI Option Amendment would change in the manner described in this Circular, irrespective of whether any other Optionholder does not agree to the amendment.

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Pursuant to the requirements of the TSX and the ASX, the Optionholders and their respective associates who hold Common Shares will be excluded from voting on the CDI Option Amendment Resolution. Therefore, in the aggregate, 860,246 Common Shares represented at the Meeting held by the Optionholders and their respective associates, being 0.40% of the issued and outstanding Common Shares of the Company as of the Record Date, will be excluded from the vote regarding the CDI Option Amendment Resolution. The voting exclusion does not apply to a vote cast in favour of the CDI Option Amendment Resolution by:

(a)	a person as proxy or attorney for a person who is entitled to vote on the CDI Option Amendment Resolution, in accordance with directions given to the proxy or attorney to vote on the CDI Option Amendment Resolution in that way;

(b)	the Chairperson as proxy or attorney for a person who is entitled to vote on the CDI Option Amendment Resolution, in accordance with a direction given to the Chairperson to vote on the CDI Option Amendment Resolution as the Chairperson decides; or

(c)	a holder acting solely in a nominee, trustee, custodial or other fiduciary capacity on behalf of a beneficiary provided the following conditions are met:

(i)	the beneficiary provides written confirmation to the Shareholder that the beneficiary is not excluded from voting, and is not an associate of a person excluded from voting, on the CDI Option Amendment Resolution; and

(ii)	the Shareholder votes on the CDI Option Amendment Resolution in accordance with directions given by the beneficiary to the Shareholder to vote in that way.

The Board has determined for the reasons discussed above that the CDI Option Amendment is in the best interests of the Company and unanimously recommends that Shareholders vote in favour of the CDI Option Amendment Resolution.

Common Shares represented by proxies in favour of the Named Proxyholders will be voted FOR the CDI Option Amendment Resolution, unless a Shareholder has specified in their proxy that their Common Shares are to be voted against such resolution.

B.	Amendment of Common Share Purchase Warrants

Proposed Amendment of Common Share Purchase Warrants

The Company is proposing, subject to the receipt of Shareholder approval, to amend the exercise price of 1,481,480 outstanding warrants exercisable for Common Shares (the “Warrants”). As at the date of this Circular, the number, expiry date and exercise price of the Warrants are as set out below:

Holder	Number	Expiry Date	Current Exercise Price (USD)
Daniel D’Amato	740,740	October 27, 2026	US$0.675
Alfonse D’Amato	740,740	October 27, 2026	US$0.675

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The Warrants were issued by the Company under separate private placements of Common Shares in October of 2023. As of the Record Date, the 1,481,480 Common Shares underlying the Warrants, if issued, would represent 0.68% of the issued and outstanding Common Shares of the Company.

The Company proposes to amend the terms of the Warrants (the “Warrant Amendment”) by replacing the existing USD denominated exercise price of the Warrants with a CAD denominated exercise price determined in accordance with the below calculation:

The amount payable upon exercise of each Warrant (in Canadian dollars) is equal to P (rounded up to the nearest cent) in the below calculation:

P = R x A

Where:

(c)	R is the exchange rate for conversion of United States Dollars to Canadian Dollars published by the Bank of Canada on its website for January 2, 2025, being equal to 1.4418 (the “January 2nd USD:CAD Exchange Rate”); and

(d)	“A” is the original United States dollar exercise price per Warrant (on a post-consolidation basis).

The January 2nd USD:CAD Exchange Rate is higher than the USD:CAD exchange rate published by the Bank of Canada as of the date of this Circular, being 1.3756 (the “Current USD:CAD Exchange Rate”). Accordingly, the January 2nd USD:CAD Exchange Rate would result in a higher exercise price for the Warrants following the Warrant Amendment than if the Warrants were amended based on the Current USD:CAD Exchange Rate. Exchange rates may change over time. In the event that any fluctuation of exchange rates between United States and Canadian currency results in the USD:CAD exchange rate being higher at the time the Warrants are exercised than the January 2nd USD:CAD Exchange Rate, then the Warrant Amendment would result in an effective reduction of the exercise price of the Warrants.

In connection with the proposed Warrant Amendment, references to payment of the exercise price in respect of each Warrant being made in United States currency will be amended to require payment in Canadian currency. As the Warrants are instruments that were already outstanding, the Warrant Amendment does not have any effect on control of the Company or the number of Common Shares that are issuable.

Subject to approval of the Warrant Amendment by Shareholders, the amended exercise price for the Warrants will be as set out below:

Holder	Number	Expiry Date	Current Exercise Price (USD)	Amended Exercise Price (CAD)
Daniel D’Amato	740,740	October 27, 2026	US$0.675	C$0.98(1)
Alfonse D’Amato	740,740	October 27, 2026	US$0.675	C$0.98(1)

Notes:

(1)	Equivalent to US$0.71 based on the Current USD:CAD Exchange Rate.

As a member of the Board and the Company’s Nomination, Compensation and Corporate Governance Committee, Daniel D’Amato is an insider of the Company. The amendment of the Warrants held by Daniel D’Amato, who is a “related party” of the Company, may therefore be considered a “related party transaction” for the purposes of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The Warrant Amendment, however, is not subject to the formal valuation requirements under MI 61-101, and the Company is relying on the exemption from the minority shareholder approval requirement provided under section 5.7(1)(a) of MI 61-101 on the basis that neither the fair market value of, nor the fair market value of the consideration for, the Warrant Amendment insofar as it involves “interested parties” (which in this case is only Daniel D’Amato) exceeds 25% of the Company’s market capitalization. This determination was made pursuant to MI 61-101 on the basis that on the date Daniel D’Amato consented to the Warrant Amendment (being August 28, 2025), the effective exercise price of his Warrants increased based on the Current USD:CAD Exchange Rate and in any event any fluctuation of exchange rates between Canadian and United States currency from the date thereof until the effective date of the Warrant Amendment would be de minimis.

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Rationale for Proposed Amendment to Warrants

The Company is proposing to amend the terms and conditions of the Warrants for the same reason for which the CDI Option Amendment is being proposed. See “Rationale for Proposed Amendment to CDI Options” above.

Resolution for the Warrant Amendment

Shareholder approval is being sought to approve the Warrant Amendment in accordance with ASX Listing Rule 6.23.4 and Section 608(a) of the TSX Company Manual.

Since the Warrants are in-the-money and some are held by Daniel D’Amato, an insider of the Company, the Warrant Amendment is subject to approval of the TSX and, as required by Section 608(a) of the TSX Company Manual, the Company’s Shareholders on a disinterested basis.

ASX Listing Rule 6.23.4 provides that a change to the terms of options, which is not prohibited under ASX Listing Rule 6.23.3, can only be made if Shareholders approve the change. ASX Listing Rule 6.23.3 prohibits a change to the terms of options which has the effect of reducing the exercise price, increasing the period for exercise or increasing the number of securities on exercise. Although the Warrant Amendment is expected to result in a higher exercise price for the Warrants than if the Warrants were amended based on the Current USD:CAD Exchange Rate, on the basis that a movement of exchange rates between Canadian and United States currency between the date of this Circular and the effective date of the proposed Warrant Amendment could lead to the Warrant Amendment resulting in an effective exercise price reduction for the Warrants, the Company sought confirmation from ASX that ASX Listing Rule 6.23.3 does not apply to the Warrant Amendment (or, should ASX determine otherwise, a waiver from ASX in respect of ASX Listing Rule 6.23.3 to the Warrant Amendment).

On 29 August 2025, ASX granted the requested waiver from ASX Listing Rule 6.23.3, on the following conditions:

(a)	the Company obtains security holder approval for the Warrant Amendment pursuant to ASX Listing Rule 6.23.4;

(b)	the notice of meeting (management information circular under Canadian law) relating to the meeting at which such security holder approval will be sought includes explanatory information to the satisfaction of ASX pursuant to ASX Listing Rule 6.23.4, including, at a minimum, a clear explanation of the rationale for the Warrant Amendment, so that holders can make an informed assessment whether or not to approve the Warrant Amendment; and

(c)	the terms of the waiver are clearly disclosed in the notice of meeting (management information circular under Canadian law).

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Accordingly, at the Meeting, Shareholders (excluding Daniel D’Amato, Alfonse D’Amato, and each of their respective associates) will be asked to consider, and, if thought advisable, to pass, with or without variation, a resolution (the “Warrant Amendment Resolution”) approving the Warrant Amendment. The full text of the Warrant Amendment Resolution is as follows:

“BE IT RESOLVED, as an ordinary resolution of the disinterested holders of common shares (“Common Shares”) of Almonty Industries Inc. (the “Company”), that:

(1)	for the purposes of ASX Listing Rule 6.23.4 and for all other purposes, shareholders approve the amendment of the exercise price of 1,481,480 outstanding warrants exercisable for Common Shares, as more particularly described in the Company’s management information circular dated August 28, 2025; and

(2)	any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver all such documents and to do all such other acts and things as he or she may determine to be necessary or advisable to give effect to this resolution, the execution of any such document or the doing of any such other act or thing being conclusive evidence of such determination.”

To be effective, the Warrant Amendment Resolution must be approved by a majority of the Shareholders of the Company (excluding Daniel D’Amato, Alfonse D’Amato, and each of their respective associates). If the Warrant Amendment Resolution is passed, the Company will be able to proceed with the Warrant Amendment. As a result, the Warrants could then be recognized as equity in the Company’s financial statements. If the Warrant Amendment Resolution is not passed, the Company will not be able to proceed with the Warrant Amendment and will therefore be required to continue to recognize the Warrants in its financial statements in the manner described above under the heading “Rationale for Proposed Amendment to CDI Options”.

Pursuant to the requirements of the TSX and the ASX, Daniel D’Amato, Alfonse D’Amato and their respective associates will be excluded from voting on the Warrant Amendment Resolution. Therefore, in the aggregate, 19,980,409 Common Shares represented at the Meeting by Daniel D’Amato, Alfonse D’Amato and their respective associates, being 9.2% of the issued and outstanding Common Shares of the Company as of the Record Date, will be excluded from the vote regarding the Warrant Amendment Resolution. The voting exclusion does not apply to a vote cast in favour of the Warrant Amendment Resolution by:

(a)	a person as proxy or attorney for a person who is entitled to vote on the Warrant Amendment Resolution, in accordance with directions given to the proxy or attorney to vote on the Warrant Amendment Resolution in that way;

(b)	the Chairperson as proxy or attorney for a person who is entitled to vote on the Warrant Amendment Resolution, in accordance with a direction given to the Chairperson to vote on the Warrant Amendment Resolution as the Chairperson decides; or

(c)	a holder acting solely in a nominee, trustee, custodial or other fiduciary capacity on behalf of a beneficiary provided the following conditions are met:

(i)	the beneficiary provides written confirmation to the Shareholder that the beneficiary is not excluded from voting, and is not an associate of a person excluded from voting, on the Warrant Amendment Resolution; and

(ii)	the Shareholder votes on the Warrant Amendment Resolution in accordance with directions given by the beneficiary to the Shareholder to vote in that way.

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The Board has determined for the reasons discussed above that the Warrant Amendment is in the best interests of the Company, and all members of the Board (other than Daniel D’Amato, who has an interest in the outcome of the Warrant Amendment Resolution) recommend that Shareholders vote in favour of the Warrant Amendment Resolution.

Common Shares represented by proxies in favour of the Named Proxyholders will be voted FOR the Warrant Amendment Resolution, unless a Shareholder has specified in their proxy that their Common Shares are to be voted against such resolution.

C.	Other Business

As of the date of this Circular, none of the directors or officers of the Company are aware of any amendments or variations to the matters set out in the Notice of Meeting, nor of any other matter to be presented at the Meeting. However, if any amendment, variation or other business is properly brought before the Meeting, the accompanying form of proxy confers discretion on the persons named therein to vote on any amendment or variation of the matters set out in the Notice of Meeting or any such other business in accordance with their best judgment.

General Matters

D.	Interest of Informed Persons in Material Transactions

Except as disclosed in the Company’s annual information form dated March 20, 2025, to the knowledge of management of the Company, no informed person or nominee for election as a director of the Company or any associate or affiliate of any informed person or proposed director had any material interest, direct or indirect, in any transaction since the beginning of the Company’s most recently completed fiscal year ended December 31, 2024, or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries, except as disclosed in this Circular or in a previous information circular of the Company.

For the above purposes, an “informed person” means (i) a director or executive officer of the Company, (ii) a director or executive officer of a person or company that is itself an informed person or subsidiary of the Company, (iii) any person or company who beneficially owns, or controls or directs, directly or indirectly, voting securities of the Company or a combination of both carrying more than 10% of the voting rights, attached to all outstanding voting securities of the Company other than voting securities held by the person or company as underwriter in the course of a distribution, and (iv) the Company after having purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

E.	External Management Companies

None of the management functions of the Company or any of its subsidiaries are to any substantial degree performed other than by the directors or executive officers of the Company or a subsidiary.

F.	Receipt of Shareholder Proposals for the Next Annual Meeting

A registered holder or beneficial owner of Common Shares may (a) submit to the Company, Attention: Corporate Secretary at 100 King Street West, Suite 5700, Toronto, Ontario, M5X 1C7 a notice of any matter that the person proposes to raise at the next annual meeting of Shareholders (a “proposal”); and (b) discuss at the meeting any matter in respect of which the person would have been entitled to submit a proposal, subject to the requirements under section 137 of the CBCA. The Company shall set out such proposal and the accompanying supporting statement, if any, in the management information circular for the next annual meeting of Shareholders, provided that the proposal is submitted to the Company at least 90 days before the anniversary date of the notice of meeting that was sent to Shareholders in connection with the previous annual meeting of Shareholders.

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G.	Auditors and Transfer Agent

The Company’s auditor is Zeifmans LLP, 201 Bridgeland Avenue, Toronto, ON, M6A 1Y7. Zeifmans LLP was first appointed as the Company’s auditor effective October 1, 2021.

The Transfer Agent and registrar of the Company is Computershare Investor Services Inc. through its principal offices in Vancouver, British Columbia.

H.	Additional Information

Additional information with respect to the Company is available on the Company’s profile on SEDAR+ at www.sedarplus.ca. Financial information with respect to the Company is provided in the Company’s financial statements and management discussion and analysis for its most recently completed fiscal year ended December 31, 2024. Shareholders can access this information on SEDAR+ under the Company’s profile or by request to the Corporate Secretary of the Company at the following address:

Almonty Industries Inc.

100 King Street West

Suite 5700

Toronto, Ontario

M5X 1C7

Phone: (647) 438-9766

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I.	Approval

The contents and the sending of this Circular have been approved by the Board.

August 28, 2025

(signed) “Lewis Black”
Lewis Black
Chairman of the Board of Directors

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